Filed Pursuant to Rule 424(b)(3)
File Number 333-140692

PROSPECTUS SUPPLEMENT NO. 5
to Prospectus dated February 12, 2008
(Registration No. 333-140692)

ASIA TIME CORPORATION

This Prospectus Supplement No. 5 supplements our Prospectus dated February 12, 2008 and Prospectus Supplements Nos. 1, 2, 3 and 4 (collectively referred to as the “Prospectus Supplements”) dated April 14, 2008, April 28, 2008, May 2, 2008 and May 22, 2008, respectively. The securities that are the subject of the Prospectus have been registered to permit their resale to the public by the selling security holders named in the Prospectus. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 5 together with the Prospectus and the Prospectus Supplements.

This Prospectus Supplement No. 5 includes the attached report, as set forth below, as filed by us with the Securities and Exchange Commission (the “SEC”): Quarterly Report on Form 10-Q filed with the SEC on August 19, 2008.

Our common stock is traded on the American Stock Exchange under the symbol “TYM.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 5 is August 20, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2008

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Commission File Number
001-33956

ASIA TIME CORPORATION
(Exact name of small business issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-4062619 (I.R.S. Employer Identification No.)

Room 1601-1604, 16/F., CRE Centre 889 Cheung Sha Wan Road, Kowloon, Hong Kong (Address of principal executive offices)	N/A (Zip Code)

(852)-23100101
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller
reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

There were 26,570,677 shares outstanding of registrant’s common stock, par value $0.0001 per share, as of August 18, 2008.

ASIA TIME CORPORATION
FORM 10-Q QUARTERLY REPORT

TABLE OF CONTENTS

		Page
PART I - FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS	1

	Condensed Consolidated Balance Sheets (Unaudited)	2-3

	Condensed Consolidated Statements of Operations (Unaudited)	4

	Condensed Consolidated Statements of Cash Flows (Unaudited)	5-6

	Notes to Condensed Consolidated Financial Statements (Unaudited)	7-38

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	39

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK	46

ITEM 4.	CONTROLS AND PROCEDURES	46

PART II - OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS	48

ITEM 1A.	RISK FACTORS	48

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS	48

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES	48

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS	48

ITEM 5.	OTHER INFORMATION	48

ITEM 6.	EXHIBITS	48

SIGNATURES		49

PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying unaudited financial statements reflect all adjustments that, in the opinion of management, are considered necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. The accompanying unaudited financial statements should be read in conjunction with the audited financial statements of Asia Time Corporation as contained in its Annual Report on Form 10-K, as amended, as originally filed with the Securities and Exchange Commission on March 31, 2008.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

		As of
	Notes	June 30,	December 31,
		2008	2007
		(Unaudited)	(Audited)
		$	$
ASSETS
Current Assets :
Cash and cash equivalents		1,838,723	6,258,119
Restricted cash		7,955,331	8,248,879
Accounts receivable		20,922,873	14,341,989
Prepaid expenses and other receivables	7	14,547,132	7,704,999
Inventories, net	8	13,160,240	12,370,970

Total Current Assets		58,424,299	48,924,956
Deferred tax assets	6	29,895	29,929
Property and equipment, net	9	4,967,897	1,891,709
Leasehold lands	10	-	-
Held-to-maturity investments	11	299,885	300,231
Intangible assets	12	27,975	48,012
Restricted cash		256,180	256,476

TOTAL ASSETS		64,006,131	51,451,313

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Accounts payable		695,098	1,310,809
Other payables and accrued liabilities	13	743,457	132,507
Income taxes payable		3,755,674	2,293,887
Bank borrowings	14	22,310,355	20,438,479

Total Current Liabilities		27,504,584	24,175,682

Convertible bond payables	15	4,779,824	345,461
Deferred tax liabilities	6	56,888	56,953

TOTAL LIABILITIES		32,341,296	24,578,096

COMMITMENTS AND CONTINGENCIES	18

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)
(Stated in US Dollars)

		As of
	Notes	June 30, 2008 (Unaudited)	December 31, 2007 (Audited)
		$	$
STOCKHOLDERS’ EQUITY
Preferred stock	16
Par value: 2008 – US$0.0001 (2007 - US$0.0001)
Authorized: 2008 – 10,000,000 shares (2007 – 10,000,000 shares)
Issued and outstanding: 2008 – 43,056 issued (2007 – 2,250,348 issued)		4	225
Common stock	16
Par value: 2008 US$0.0001 (2007 – US$0.0001)
Authorized: 100,000,000 shares
Issued and outstanding: 2008 – 26,527,621 shares (2007 – 23,156,629 shares)		2,653	2,316
Additional paid-in capital		12,636,309	13,481,036
Accumulated other comprehensive income		(71,190)	(28,404)
Retained earnings		19,097,059	13,418,044

TOTAL STOCKHOLDERS’ EQUITY		31,664,835	26,873,217

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		64,006,131	51,451,313

See notes to condensed consolidated financial statements

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Net sales	38,122,896	20,869,437	74,948,144	41,987,579
Cost of sales	(32,854,691)	(18,519,891)	(64,000,989)	(36,418,869)

Gross profit	5,268,205	2,349,546	10,947,155	5,568,710
Other operating income – Note 3	25,894	48,281	51,557	96,778
Depreciation	(307,338)	(63,433)	(614,911)	(128,864)
Administrative and other operating expenses, including stock-based compensation	(727,196)	(558,857)	(2,310,387)	(2,605,263)

Income from operations	4,259,565	1,775,537	8,073,414	2,931,361
Fees and costs related to reverse merger	-	-	-	(736,197)
Non-operating income - Note 4	63,896	48,452	110,748	78,381
Interest expenses – Note 5	(423,204)	(274,990)	(1,024,838)	(514,419)

Income before taxes	3,900,257	1,548,999	7,159,324	1,759,126
Income taxes - Note 6	(668,663)	(314,204)	(1,480,309)	(716,871)

Net income	3,231,594	1,234,795	5,679,015	1,042,255

Earnings per common share
- Basic	0.13	0.05	0.23	0.05
- Diluted	0.11	0.05	0.21	0.04

Weighted average common shares
- Basic	25,698,807	23,156,629	24,879,527	22,686,183
- Diluted	28,809,386	25,406,977	27,053,765	24,606,260

See notes to consolidated financial statements.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	Six months ended June 30,
	2008	2007
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net income	5,679,015	1,042,255
Adjustments to reconcile net income to net cash
used in operating activities :
Amortization of bond discount and bond interest	219,765	-
Stock-based compensation	700,000	1,652,205
Amortization of intangible assets	20,007	61,907
Amortization of leasehold lands	-	11,522
Depreciation	614,910	128,864
Loss on disposal of plant and equipment	-	5,404
Income taxes	1,480,309	716,871

Changes in operating assets and liabilities :
(Increase) decrease in -
Accounts receivable	(6,605,738)	(6,317,232)
Prepaid expenses and other receivables	(6,859,648)	(3,929,492)
Inventories	(804,545)	2,231,701
Increase (decrease) in -
Accounts payable	(614,945)	748,048
Other payables and accrued liabilities	611,603	(138,176)
Income taxes payable	(14,025)	(111,908)

Net cash used in operating activities	(5,573,292)	(3,898,031)

Cash flows from investing activities
Acquisition of plant and equipment	(3,697,162)	(3,824)
Proceeds from disposal of plant and equipment	-	320

Net cash used in investing activities	(3,697,162)	(3,504)

Cash flows from financing activities
Proceeds from issuance of common stock	2,669,987	-
Proceeds from issuance of Series A convertible preferred stock	-	2,641,683
Proceeds from new short-term bank loans	-	2,815,939
Repayment of short-term bank loans	(1,233,535)	(2,247,211)
Net advances under other short-term bank borrowings	2,989,988	1,969,237
Increase in restricted cash	284,396	(1,440,370)
Advances (from) to related parties	-	(9,057)
Decrease (increase) in bank overdrafts	141,375	(66,923)

Net cash provided by financing activities	4,852,211	3,663,298

Net decrease in cash and cash equivalents	(4,418,243)	(238,237)
Effect of foreign currency translation on cash and cash equivalents	(1,153)	(3,674)
Cash and cash equivalents - beginning of period	6,258,119	316,621

Cash and cash equivalents - end of period	1,838,723	74,710

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Stated in US Dollars)

	Six months ended June 30,
	2008	2007
	(Unaudited)	(Unaudited)
	$	$

Supplemental disclosures of cash flow information :
Cash paid for :
Interest	1,024,838	514,419
Income taxes	14,025	111,908

See notes to consolidated financial statements.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	Organization and nature of operations

Asia Time Corporation (the “Company”), formerly SRKP 9, Inc., was incorporated in the State of Delaware on January 3, 2006. Effective January 23, 2007, the Company changed its name from SRKP 9, Inc. to Asia Time Corporation.

Recapitalization

The Company entered into an Exchange Agreement dated December 15, 2006 (the “Exchange Agreement”) with Times Manufacture & E-Commerce Corporation Limited, a British Virgin Islands corporation (“Times Manufacture”), and Kwong Kai Shun, the sole shareholder of Times Manufacture (“Original Shareholder”). The closing of the Exchange Agreement occurred on January 23, 2007.

The Company effected a 1.371188519-for-one stock reverse split in the course of the share exchange process such that there were 3,702,209 shares of common stock outstanding immediately prior to the closing of the Exchange Agreement. These financial statements give retroactive effect to this share split.

At the closing of the Exchange Agreement, the Company acquired all of the capital shares of Times Manufacture from the Original Shareholder, in exchange for which the Company issued 19,454,420 shares of its Common Stock to the Original Shareholder. The 19,454,420 shares of common stock issued to the Original Shareholder in conjunction with this transaction have been presented as outstanding for all periods presented.

The Original Shareholder of Times Manufacture acquired 84% of the Company’s issued and outstanding common stock in conjunction with the completion of the Exchange Agreement. Therefore, although Times Manufacture became the Company’s wholly-owned subsidiary, the transaction was accounted for as a recapitalization in the form of a reverse merger of Times Manufacture, whereby Times Manufacture was deemed to be the accounting acquirer and was deemed to have retroactively adopted the capital structure of SRKP 9, Inc. Since the transaction was accounted for as a reverse merger, the accompanying consolidated financial statements reflect the historical consolidated financial statements of Times Manufacture for all periods presented, and do not include the historical financial statements of SRKP 9, Inc. All costs associated with the reverse merger transaction were expensed as incurred.

The Company agreed to register the 1,999,192 shares of common stock that were held by certain of the Company’s shareholders immediately prior to the closing of the Exchange Agreement. If the Company fails to register 1,999,192 shares due to failure on the part of the Company, additional shares of its common stock shall be issued to the respective shareholders in the amount of 0.0333% of their respective shares for each calendar day until the registration becomes effective. There is no maximum potential consideration to be transferred in connection with the registration of these shares. The Company agreed to file a registration statement no later than the tenth day after the end of the six month period that immediately follows the filing date of the initial registration statement (the "Required Filing Date"). The Company agreed to use reasonable best efforts to cause such registration

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	Organization and nature of operations (Continued)

statement to become effective within 120 days after the Required Filing Date or the actual filing date, whichever is earlier, or 150 days after the Required Filing Date or the actual filing date, whichever is earlier, if the registration statement is subject to a full review by the Securities and Exchange Commission (“SEC”). In addition, the Company agreed to use its reasonable best efforts to maintain the registration statement effective for a period of 24 months at the Company's expense.

Restructuring

For the purpose of the reverse takeover transaction (“RTO”), the companies comprising the group underwent a restructuring in December 2005 (the “Restructuring”), and the Company acquired all of the outstanding and issued shares of common stock of its subsidiaries (including Times Manufacturing & E-Commerce Corporation Limited (“TMEHK”), Billion Win International Enterprise Limited (“BW”), Citibond Industrial Limited (“CI”), Goldcome Industrial Limited (“GI”) and Megamooch International Limited (“MI”)) from their then existing stockholders in consideration for the issuance of 20,000 shares with a designated value of $1.00 of the company’s voting common stock, representing 99.99% of the voting power in the company.

Before acquisition of TME HK group, TME HK acquired all of the outstanding and issued shares of common stock of its subsidiaries (including BW, CI, GI and MI) from their then existing stockholders in consideration for the issuance of 10,000 shares with a designated value of $1.00 of TME HK’s voting common stock.

Corporate Structure – Before Restructuring

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	Organization and nature of operations (Continued)

Corporate Structure – After Restructuring

Description of business

The Company and its subsidiaries (together, the “Group”) are engaged in sales to distributors of completed watches and watch components.

Name of company	Place and date of incorporation	Issued and fully paid capital	Principal activities
Times Manufacture & E-Commerce Corporation Ltd	British Virgin Islands March 21, 2002	US$20,002 Ordinary	Investment holding
Times Manufacturing & E-Commerce Corporation Ltd (“TME HK”)	British Virgin Islands January 2, 2002	US$20,000 Ordinary	Investment holding
Billion Win International Enterprise Ltd (“BW”)	Hong Kong March 5, 2001	HK$5,000,000 Ordinary	Trading of watch components
Goldcome Industrial Ltd (“GI”)	Hong Kong March 2, 2001	HK$10,000 Ordinary	Trading of watch components
Citibond Industrial Ltd (“CI”)	Hong Kong February 28, 2003	HK$1,000 Ordinary	Trading of watch components
Megamooch International Ltd (“MI”)	Hong Kong April 2, 2001	HK$100 Ordinary	Trading of watches and watch components
TME Enterprise Ltd	British Virgin Islands November 28, 2003	US$2 Ordinary	Investment holding
Citibond Design Ltd	British Virgin Islands August 1, 2003	US$2 Ordinary	Inactive
Megamooch Online Ltd	British Virgin Islands June 6, 2003	US$2 Ordinary	Trading of watches

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Principle of Consolidation

The consolidated financial statements include the accounts of Asia Time Corporation and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management of the Group to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount of property and equipment, intangible assets; the collectibility of accounts receivable; the realizability of deferred tax assets; the realizability of inventories; and amounts recorded for contingencies. These estimates are often based on complex judgments and assumptions that management believes to be reasonable but are inherently uncertain and unpredictable. Actual results may differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist principally of accounts receivable. The Group extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. In order to minimize the credit risk, the management of the Group has delegated a team responsibility for determination of credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. Further, the Group reviews the recoverable amount of each individual trade debt at each balance sheet date to ensure that adequate impairment losses are made for irrecoverable amounts. In this regard, the directors of the Group consider that the Group’s credit risk is significantly reduced.

Restricted cash

Certain cash balances are held as security for short-term bank borrowings and are classified as restricted cash in the Company’s balance sheets.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Accounts receivable

Accounts receivable are stated at original amount less an allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the year end. An allowance is also made when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. Bad debts are written off when identified. The Group extends unsecured credit to customers in the normal course of business and believes all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible. The Group does not accrue interest on trade accounts receivable.

The Group has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis credit evaluations are preferred on all customers requiring credit over a certain amount.

During the reporting period, the Group did not experience any bad debts and, accordingly, did not make any allowance for doubtful debts.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis and includes only purchase costs. There are no significant freight charges, inspection costs and warehousing costs incurred for any of the periods presented. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company has vendor arrangements on the purchase of watch movements providing for price reduction paid in the form of additional watch movements. The percentage of additional movements to be received by the Company from these vendors is estimated and inventory costs are reduced to reflect the effect of these additional movements on the actual cost of the items in inventory. During the reporting period, the Company did not make any allowance for slow-moving or defective inventories.

Leasehold lands

Leasehold lands, representing upfront payment for land use rights, are capitalized at their acquisition cost and amortized using the straight-line method over the lease terms.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Intangible assets

Intangible assets with limited useful lives are stated at cost less accumulated amortization and accumulated impairment losses.

Amortization of intangible assets is provided using the straight-line method over their estimated useful lives as follows:

Trademarks	20%
Websites	20%

Held-to-maturity investments

The Company’s policies for investments in debt and equity securities are as follows:

Non-derivative financial assets with fixed or determinable payments and fixed maturities that the company has the positive ability and intention to hold to maturity are classified as held-to-maturity securities. Held-to-maturity securities are initially recognized in the balance sheet at fair value plus transaction costs. Subsequently, they are stated in the balance sheet at amortized cost using the effective interest method less any identified impairment losses.

Investments are recognized / derecognized on the date the Company commits to  purchase / sell the investments or they expire.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation.

Depreciation of property and equipment is provided using the straight-line method over their estimated useful lives as follows:-

Land and buildings	over the unexpired lease term
Furniture and fixtures	20 – 25%
Office equipment	25 – 33%
Machinery and equipment	25 – 33%
Moulds	33%
Motor vehicles	25 – 33%

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Property and equipment (Continued)

Property and equipment, and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

Revenue recognition

Sales of goods represent the invoiced value of goods, net of sales returns, trade discounts and allowances.

The Company recognizes revenue when the goods are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. The Company provides pre and post sales service to its customers related to inventory management information in order to facilitate and manage sales to customers. By providing such services to keep track of customers’ inventory levels, the Company can manage and replenish inventory levels on a timely basis. The Company’s integration, design and development and management services provide customers with watch design assistance, components outsourcing or other project support, and are generally completed prior to a sale and do not continue post-delivery. There is no requirement that these services be provided for a sale to take place, nor is there any objective or reliable evidence of a separate fair value, or if no longer offered or ceased to be offered would a right of return be created for the goods sold. The Company believes these services are part of the sales process and are not a customer deliverable, and are therefore charged to selling expense or cost of sales, as appropriate.

Advertising and promotion expenses

Advertising and promotion expenses are charged to expense as incurred.

Advertising and promotion expenses amounted to $Nil during each of the three- and six-month periods ended June 30, 2008 and 2007.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Comprehensive income

Other comprehensive income refers to revenues, expenses, gains and losses that under U.S. GAAP are included in comprehensive income but are excluded from net income as these amounts are recorded as a component of stockholders’ equity. The Company’s other comprehensive income represented foreign currency translation adjustments.

Foreign currency translation

The functional currency of the Group is Hong Kong dollars (“HK$”). The Group maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Foreign currency translation

For financial reporting purposes, the financial statements of the Group which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income.

	Six months ended June 30,
	2008	2007

Six months end HK$ : US$ exchange rate	7.8070	7.8130
Average quarterly HK$ : US$ exchange rate	7.7972	7.8117

Fair value of financial instruments

The carrying values of the Group’s financial instruments, including cash and cash equivalents, restricted cash, trade and other receivables, deposits, trade and other payables approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

Basic and diluted earnings per share

The Company computes earnings per share (“EPS’) in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Basic and diluted earnings per share (Continued)

The calculation of diluted weighted average common shares outstanding for the three and six months ended June 30, 2008 and 2007 is based on the estimate fair value of the Company’s common stock during such periods applied to warrants and options using the treasury stock method to determine if they are dilutive. The Convertible Bond is included on an “as converted” basis when these shares are dilutive.

The following tables are a reconciliation of the weighted average shares used in the computation of basic and diluted earnings per share for the periods presented:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Numerator for basic and diluted earnings per share:
Net income	3,231,594	1,234,795	5,679,015	1,042,255

Denominator:
Basic weighted average shares	25,698,807	23,156,629	24,879,527	22,686,183
Effect of dilutive securities	3,110,579	2,250,348	2,174,238	1,920,077

Diluted weighted average shares	28,809,386	25,406,977	27,053,765	24,606,260

Basic earnings per share:	0.13	0.05	0.23	0.05

Diluted earnings per share	0.11	0.05	0.21	0.04

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Interest rate risk

The Group is exposed to interest rate risk arising from short-term variable rate borrowings from time to time. The Group’s future interest expense will fluctuate in line with any change in borrowing rates. The Group does not have any derivative financial instruments for the six months ended June 30, 2008 and 2007 and believes its exposure to interest rate risk is not material.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards, with the cost to be recognized as compensation expense in the Company’s financial statements over the vesting period of the awards. Accordingly, the Company recognizes compensation cost for equity-based compensation for all new or modified grants issued after December 31, 2005. The Company did not have equity awards outstanding at December 31, 2005.

The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, and EITF 00-18, “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees”, whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached or (b) at the date at which the necessary performance to earn the equity instruments is complete.

During the six months ended June 30, 2008 and 2007, the Company recorded $700,000 and $1,652,205, respectively, as a charge to operations to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Agreement described at Note 16.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Recently Issued Accounting Pronouncements

In February 2008, FASB issued FASB Staff Position (“FSP”) FAS 157-1 “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements. That address Fair Value Measurement for Purposes of Lease Classification or Measurement under Statement 13,” and FSP FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP FAS 157-1 amends the scope of SFAS No. 157 and other accounting standards that address fair value measurements for purpose of lease classification or measurement under Statement 13. The FSP is effective on initial adoption of Statement 157, FSP FAS 157-2 defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, exception those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company does not expect the adoption of FSP FAS 157-1 and FSP FAS 157-2 will have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment to ARB No. 51”. SFAS No. 141(R) and SFAS No. 160 require most identifiable assets, liabilities, noncontrolling interests and goodwill acquired in business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. SFAS No. 141(R) will be applied to business combinations occurring after the effective date. SFAS No. 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date. The Company is currently evaluating the impact of adopting SFAS No. 160 on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which requires enhanced disclosures about an entity’s derivative and hedging activities. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company does not expect the adoption of SFAS 161 will have a material impact on its results of operations and financial position.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in accordance with generally accepted accounting principles (“GAAP”). With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company does not expect the adoption of SFAS 162 will have a material impact on its results of operations and financial position.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Other operating income

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

License fee of intangible assets	10,125	32,571	20,007	65,287
Rental income	15,769	15,710	31,550	31,491

	25,894	48,281	51,557	96,778

4.	Non-operating income

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Bank interest income	63,896	47,904	110,748	76,906
Net exchange gains	-	548	-	1,475

	63,896	48,452	110,748	78,381

5.	Interest expenses

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Interest on trade related bank loan	236,983	248,538	548,511	468,040
Interest and amortization on bonds	177,595	-	459,764	-
Interest on short-term bank loans	-	7,181	-	16,764
Interest on bank overdrafts	8,295	10,847	15,901	21,191
Interest on other loans	331	8,424	662	8,424

	423,204	274,990	1,024,838	514,419

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

6.	Income taxes

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Hong Kong profits tax
Current period	668,663	314,204	1,480,309	716,871

The Company’s subsidiaries operating in Hong Kong are subject to profits tax of 16.5% (2007:17.5%) on the estimated assessable profits during the periods.

The Company’s subsidiaries that are incorporation in the British Virgin Islands are not subject to income taxes under that jurisdiction.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

6.	Income taxes (Continued)

The major components of deferred tax recognized in the condensed consolidated balance sheets for the six months ended June 30, 2008 and the year ended December 31, 2007 respectively are as follows:

	As of
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
	$	$

Temporary difference on accelerated tax
depreciation on plant and equipment	26,993	27,024

Deferred tax liabilities, net	26,993	27,024

Recognized in the balance sheet:
Net deferred tax assets	(29,895)	(29,929)
Net deferred tax liabilities	56,888	56,953

	26,993	27,024

Deferred tax assets of the Company relating to the tax effect of the change in valuation allowance of the Company has not been accounted for in the financial statements for the six months ended June 30, 2008 and the year ended December 31, 2007 as management determined that it was more likely than not that these tax losses would not be utilized in the foreseeable future. There was no other significant unprovided deferred taxation of the Company at the balance sheet dates.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

7.	Prepaid expenses and other receivables

	As of
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
	$	$

Rebate receivable	2,437,812	-
Interest receivable	-	24,696
Purchase deposits paid	4,530,899	7,553,332
Deposit for acquisition	7,442,039	-
Other deposits and prepayments	136,382	126,971

	14,547,132	7,704,999

The purchase deposits represented advanced payments to suppliers for merchandises of inventories.

8.	Inventories

	As of
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
	$	$

Merchandises, at cost – completed watches	2,587,691	2,148,638
Merchandises, at cost – watch movements	10,572,549	10,222,332

	13,160,240	12,370,970

No inventories were written off during the six months ended June 30, 2008 and for the year ended December 31, 2007, respectively.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

9.	Property and equipment

	As of
	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	$	$
Cost
Land and buildings	1,186,674	1,188,043
Furniture and fixtures	508,980	488,901
Office equipment	228,078	146,752
Machinery and equipment	1,194,953	320,595
Moulds	3,489,305	774,558
Motor vehicles	74,389	74,475

	6,682,379	2,993,324

Accumulated depreciation
Land and buildings	82,918	68,525
Furniture and fixtures	379,358	331,751
Office equipment	133,345	128,165
Machinery and equipment	257,535	157,294
Moulds	817,048	379,548
Motor vehicles	44,278	36,332

	1,714,482	1,101,615

Net
Land and buildings	1,103,756	1,119,518
Furniture and fixtures	129,622	157,150
Office equipment	94,733	18,587
Machinery and equipment	937,418	163,301
Moulds	2,672,257	395,010
Motor vehicles	30,111	38,143

	4,967,897	1,891,709

Depreciation expenses included in administrative and other operating expenses for the six months ended June 30, 2008 and 2007 were 614,911 and $128,864, respectively.

As at June 30, 2008 and December 31, 2007, the carrying amount of land and buildings pledged as security for the Group’s banking facilities amounted to $1,103,756 and $1,119,518, respectively.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

10.	Leasehold lands

As of
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
	$	$

Cost	-	949,514
Accumulated amortization	-	-
Transfer to property and equipment	-	(949,514)

Net	-	-

Analyzed for reporting purposes as:
Current asset	-	-
Non-current asset	-	-

	-	-

Amortization expenses included in administrative and other operating expenses for the six months ended June 30, 2008 and for the year ended December 31, 2007 were $Nil and $Nil respectively.

As at June 30, 2008 and December 31, 2007, the carrying amount of leasehold lands pledged as security for the Group’s banking facilities amounted to $Nil and $Nil, respectively.

11.	Held-to-maturity investments

As of
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
	$	$

Hang Seng Capital Guarantee Investment Fund
- 30,000 units at $10 each, interest rate at 10.5% in 3.75 years
Cost	299,885	300,231

As at June 30, 2008 and December 31, 2007, the carrying amount of held-to-maturity investments pledged as security for the Group’s banking facilities amounted to $299,885 and $300,231, respectively.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

12.	Intangible assets

	As of
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
	$	$
Cost
Trademarks	199,821	200,051
Websites	-	-

	199,821	200,051
Accumulated amortization
Trademarks	171,846	152,039
Websites	-	-

	171,846	152,039
Net
Trademarks	27,975	48,012
Websites	-	-

	27,975	48,012

Amortization expenses included in administrative and other operating expenses for the six months ended June 30, 2008 and 2007 were $20,007 and $91,907, respectively.

Estimated aggregate future amortization expenses for the succeeding three years as of June 30, 2008 were as follows:

$

2008	27,975

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

13.	Other payables and accrued liabilities

	As of
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
	$	$

Accrued expenses	301,606	92,249
Deposit received	401,952	-
Sales deposits received	39,899	40,258

	743,457	132,507

14.	Bank borrowings

	As of
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
	$	$

Secured:
Bank overdrafts repayable on demand	669,039	528,451
Repayable within one year
Short term bank loans	988,745	2,223,290
Other trade related bank loans	20,652,571	17,686,738

	22,310,355	20,438,479

As of June 30, 2008, the Company’s banking facilities are composed of the following:

	Amount
Facilities granted	Granted	Utilized	Unused
	$	$	$

Bank overdrafts	694,860	669,039	25,821
Other short terms bank loans	988,745	988,745	-
Other trade related facilities	20,725,660	20,652,571	73,089

	22,409,265	22,310,355	98,910

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)
14.	Bank borrowings (Continued)

As of June 30, 2008, the above short-term banking borrowings were secured by the following:

(a)	first fixed legal charge over leasehold land and buildings with carrying amounts of $1,103,756 (note 9 and 10);

(b)	charge over restricted cash of totally $8,211,511;

(c)	charge over held-to-maturity investments of $299,885 (note 11); and

(d)	personal guarantee executed by a director of the Company;

(e)	Other financial covenant:-

The bank borrowings require one of the Company’s subsidiaries to be secured by an Insurance Policy of $2,570,463 and a director as the insured party.

The bank borrowings require one of the Company’s subsidiaries to maintain a minimum net worth of $5,251,697.

The Company was in compliance with this requirement at June 30, 2008.

The interest rates of short-terms bank loans were at 6.25% to 8.00% per annum with various maturity rates.

The interest rates of other trade related bank loans were at Hong Kong Prime Rate minus 0.75% to 2% per annum.

15.	Convertible Bonds and Bond Warrants

On November 13, 2007, the Company completed a financing transaction with ABN AMRO Bank N.V. (the “Subscriber”) issuing (i) $8,000,000 Variable Rate Convertible Bonds due in 2012 (the “Bonds”) and (ii) warrants to purchase an aggregate of 600,000 shares of the Company’s common stock, subject to adjustments for stock splits or reorganizations as net forth in the warrant, that expire in 2010 (the “Warrants“).

The Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to the Subscriber. The Bonds were issued pursuant to, and are subject to the terms and conditions of, a trust deed dated November 13, 2007, as amended, between the Company and The Bank of New York, London Branch (the “Trust Deed“). The Bonds are also subject to a paying and conversion agency agreement dated November 13, 2007 between the Company, The Bank of New York, and The Bank of New York, London Branch. The terms and conditions of the Bonds, as set forth in the Trust Deed include, among other thing, the following terms:

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

15.	Convertible Bonds and Bond Warrants (Continued)

- Interest Rate. The Bonds bear cash interest from November 13, 2007 at the rate of 6% per annum for the first year after November 13, 2007 and 3% per annum thereafter, of the principal amount of the Bonds.

- Conversion. Each Bond is convertible at the option of the holder at any time on a date that is 365 days after the date that the Company’s securities are traded on the American Stock Exchange (“AMEX”) through March 28, 2012, into shares of the Company’s common stock at an initial conversion price equal to the price per share at which shares are sold in the Company’s proposed initial public offering of common stock on the American Stock Exchange (“AMEX”) with minimum gross proceeds of $2,000,000. If no initial public offering occurs prior to conversion, the conversion price per share will be $2.00, subject to adjustment in accordance with the terms and conditions of the Bonds. The conversion price was adjusted to $3.50 based on the Company’s initial public offering completed in February 2008. The conversion price is subject to adjustment in certain events, including the Company’s issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. If for the period of 20 consecutive trading days immediately prior to April 12, 2009 or February 18, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the Trust Deed provides that the conversion price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).

- Mandatory Redemptions. If either (i) the Company’s common stock (including the shares of common stock issuable upon conversion of the Bonds and exercise of the Warrants) are not listed on AMEX on or before August 13, 2008 or (ii) the Company breaches certain of its obligations to timely register the Bonds, Warrants and underlying shares pursuant to the registration rights agreement dated November 13, 2007 entered into by and between the Subscriber and the Company, then holders of the Bonds can require the Company to redeem the Bonds at 104.53% of the principal amount of the Bonds at any time after November 13, 2008. In addition, at any time after November 13, 2010, holders of the Bonds can require the Company to redeem the Bonds at 126.51% of the principal amount. The Company is required to redeem any outstanding Bonds at 150.87% of its principal amount on November 13, 2012.

On November 13, 2007, the Company entered into a warrant instrument with the Subscriber pursuant to which the Subscriber purchased the Warrants from the Company (the “Warrants Instrument”). The Warrants, which are represented by a global certificate, are also subject to a warrant agency agreement by and among the Company, The Bank of New York and The Bank of New York, London Branch dated November 13, 2007 (the “Warrant Agency Agreement”). Pursuant to the terms and conditions of the Warrant Instrument and the Warrant Agency Agreement, the Warrants vested on November 13, 2007 and will terminate on November 13, 2010. The Warrants are exercisable at a per share exercise price of $0.01. The Company has agreed to list the Warrant on AMEX, or any alternative stock exchange by November 13, 2008.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

15.	Convertible Bonds and Bond Warrants (Continued)

On November 13, 2007 the Company also entered into a registration rights agreement with the Subscriber pursuant to which the Company agreed to include the Bonds, the Warrants, and the shares of common stock underlying the Bonds and Warrants in a pre-effective amendment to registration statement that the Company have on file with the SEC. Subsequently, the Company verbally agreed with the Subscriber not to include the Subscriber’s securities in this registration statement and to register them in a separate registration statement to be filed promptly after the effective date of this registration statement.

At November 13, 2007, the date of issuance, the Company determined the fair value of the Bonds to be $7,760,000. The warrants and the beneficial conversion feature were $1,652,701 and $6,107,299 respectively, which were determined under the Black-Scholes valuation method. They are included under stockholders’ equity as additional paid in capital-stock warrants and additional paid in capital-beneficial conversion feature respectively in accordance with guidance of APB 14 and EITF No. 98-5.Accordingly, the interest discount on the warrants and beneficial conversion feature were recorded, and are being amortized by the interest method of 5 years. The Beneficial Conversion Feature was calculated using a $2 conversion price. The conversion rate effective with the Company’s initial public offering in February 2008 increased to $3.50. This change in the conversion rate will result in a reduction of the Beneficial Conversion Feature by approximately $4 million dollars and will result in a reduction in additional paid in capital and increase the bonds payable. The overall result in a reduction in bond discounts.

As addressed in an earlier paragraph under Mandatory Redemptions, the Company will redeem each bond at 150.87% of its principal amount on November 13, 2012 (the maturity date). On the basis of this commitment, the Company has determined the total redemption premium to be $4,069,600, which is an addition to the original face value of the Bonds of $8,000,000. This redemption premium is to be amortized to interest expense over the term of the Bonds by the interest method. Interest expense on the accretion of redemption premium for the period from November 13, 2007 to June 30, 2008 amounted to $219,765 as disclosed in the following schedule of Convertible Bonds Payable.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

15.	Convertible Bonds and Bond Warrants (Continued)

Because of the fact that the $8,000,000 Variable Rate Convertible Bonds contain three separate securities and yet merged into one package, the bond security must identify its constituents and establish the individual value as determined by the Issuer as follows:

(1)	Convertible Bonds	$8,000,000
(2)	Bond Discount	$240,000
(3)	Warrants	$1,652,701
(4)	Beneficial Conversion Feature	$1,892,701

The above items (2), (3), and (4) are to be amortized to interest expense over the term of the Bonds by the effective interest method as disclosed in the table below.

The Convertible Bonds Payable, net consists of the following:-

For the six months ended June 30, 2008	$

Convertible Bonds Payable	8,000,000
Less: Interest discount - Warrants	(1,652,701)
Less: Interest discount - Beneficial conversion feature	(1,892,701)
Less: Bond discount	(240,000)
Accretion of interest discount - Warrant	44,374
Accretion of interest discount - Beneficial conversion feature	434,179
Amortization of bond discount to interest expense	6,444
6% Interest Payable	14,896
Accretion of redemption premium	65,333

Net	4,779,824

16.	Common stock and convertible preferred stock

The Company conducted a private placement (“Private Placement”) pursuant to subscription agreements (the “Subscription Agreement”) entered into by the Company and certain investors. Pursuant to the Private Placement, the Company sold an aggregate of 2,250,348 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) at $1.29 per share for aggregate gross proceeds of $2,902,947.

At the initial closing of the Private Placement on January 23, 2007, the Company sold an aggregate of 1,749,028 shares of Series A Preferred Stock. At the second and final closing of the Private Placement on February 9, 2007, the Company sold an aggregate of 501,320 shares of Series A Preferred Stock.

The shares of the Company’s Series A Preferred Stock are convertible into shares of common stock at a conversion price equal to the share purchase price, subject to adjustments. Accordingly, each share of Series A Preferred Stock is initially convertible into one share of common stock.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

16.	Common stock and convertible preferred stock (Continued)

If the Company at any time prior to the first trading day on which the common stock is quoted on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange (each a “Trading Market”) sells or issues any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to the Company are at least $1,000,000, then the aforementioned conversion price shall be reduced to such effective price. Each share of Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of the common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement, and (iii) the daily trading volume of the common stock on a Trading Market exceeds 25,000 shares per day for 10 out of 20 prior trading days.

The Company agreed to file a registration statement covering the common stock underlying the Series A Convertible Preferred Stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the Subscription Agreement with each investor. The Company agreed to a penalty provision with respect to its obligation to register the Series A Convertible Preferred Stock. If the Company fails to register the Series A Convertible Preferred Stock due to failure on the part of the Company, the Company will pay to the holders of Series A Convertible Preferred Stock a cash payment equal to 0.0333% of the purchase price of their respective shares for each business day of the failure. There is no maximum potential consideration to be transferred. The Company is required to file the registration statement no later than 30 days after the consummation of the Private Placement and agreed to use reasonable best efforts to cause such Registration Statement to become effective within 150 days after the closing of the Private Placement, or 180 days if the Registration Statement is subject to a full review by the SEC. The Company is also required to use its reasonable best effort to maintain the Registration Statement effective for a period of 24 months at the Company's expense.

The investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed not to sell their shares until the Company common stock begins to be listed or quoted on the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up every 30 days on a pro rata over a nine month period beginning on the date that is 30 days after listing or quotation of the shares.

In connection with the Private Placement, in January and February 2007, Kwong Kai Shun, the Company's Chairman of the Board, Chief Executive Officer and Chief Financial Officer, entered into an agreement (the “Escrow Agreement”) with the investors in the Private Placement pursuant to which Mr. Kwong agreed to place 2,326,000 shares of his common stock in escrow for possible distribution to the investors (the "Escrow Shares"). Pursuant to the Escrow Agreement, if the Company's net income for 2006 or 2007 (subject to specified adjustments) as set forth in its filings with the SEC is less than $6,300,000 or $7,700,000, respectively, a portion, if not all, of the Escrow Shares will be transferred to the investors

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

16.	Common stock and convertible preferred stock (Continued)

based upon the Company's actual net income, if any, for such fiscal years. In addition, Mr. Kwong has agreed to purchase all of the shares of Series A Preferred Stock then held by such investors at a per share purchase price of $1.29 if the Company's common stock fails to be listed or quoted for trading on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange on or before June 30, 2007, which has been subsequently extended to March 31, 2008. The number of shares that Mr. Kwong will distribute to shareholders will be determined by the number of shares of common stock that have not been sold by the investors, multiplied by the shortfall in a valuation agreed upon by the parties. The agreed upon shortfall in valuation is calculated using the $1.29 purchase price per share of the common stock, the actual amount of net income for either 2006 or 2007 (subject to specified adjustments) and a price earnings ratio set at 5 for 2006 and 4 for 2007. In no circumstances will Mr. Kwong be required to distribute in excess of 2,326,000 shares. In the event that Mr. Kwong transfers any shares to investors, it is anticipated that the transfer will be effected under an exemption from registration pursuant to the Securities Act of 1933, as amended.

The Company has accounted for the Escrow Shares as the equivalent of a performance-based compensatory stock plan between the Company and Mr. Kwong. Accordingly, the Company determined the fair value of the stock-based compensation related to the Escrow Shares by employing a binomial tree model, which is commonly used to value performance-based equity compensation packages. The valuation model used a volatility factor of 57%, a risk-free interest rate of 5.7%, and weekly steps to incorporate various possible scenarios for net income and common stock price. The probability at each quarter-end represents the probability of achieving the annual 2006 and 2007 net income targets specified in the Escrow Agreement. This quarterly probability is a time-weighted average of the implicit probabilities of achieving each net income target. The probabilities are calculated using multi-period scenario analyses through a backward induction tree, which generated an aggregate fair value for the Escrow Shares of $2,433,650. The inputs to the valuation mode were based on actual quarterly net income and estimates made by the Company that the required annual net income would be equaled or exceeded.

As the performance conditions under this compensatory stock plan relate to the attainment of specific defined net income milestones for both 2006 and 2007, the Company has determined that the appropriate period over which to recognize the charge to operations for the aggregate fair value of this compensatory stock plan of $2,433,650 is the 11-month period from February 2007 through December 2007, which is the period of vesting (which is equivalent to the period of benefit), since this is the period in which the Escrow Shares are subject to the Escrow Agreement.

The Company met the 2006 and 2007 net income requirement of $6,300,000 and $7,700,000, respectively, and the Escrow Shares had fully returned to Mr. Kwong on April 1, 2008.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

16.	Common stock and convertible preferred stock (Continued)

If the Company pays a stock dividend on the shares of common stock, subdivide outstanding shares of common stock into a larger number of shares, combine, through a reverse stock split, outstanding shares of the common stock into a smaller number of shares or issues, in the event of a reclassification of shares of the common stock, any shares of capital stock, then the conversion price of the Series A Preferred Stock will be adjusted as follows: the conversion price will be multiplied by a fraction, of which (i) the numerator will be the number of shares of common stock outstanding immediately before one of the events described above and (ii) the denominator will be the number of shares of common stock outstanding immediately after such event.

Holder of the Series A Convertible Preferred Stock have the right to one vote per share of common stock issuable upon conversion of the shares underlying any shares of Preferred Stock outstanding as of the record date for purposes of determining which holders have the right to vote with respect to any matters brought to a vote before the Company’s holders of common stock.

In the event of any liquidation, dissolution, or winding up of the Company, the holders of the Series A Convertible Preferred Stock are entitled to receive in preference to the holders of common stock an amount per share of $1.29 plus any accrued but unpaid dividends. If the Company’s assets are insufficient to pay the above amounts in full, then all of the Company’s assets will be ratably distributed among the holders of the Series A Convertible Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable were paid in full.

There are no additional specific dividend rights or redemption rights of holders of the Series A Convertible Preferred Stock.

If the Company redeems or acquired any shares of the Series A Convertible Preferred Stock are converted, those shares will resume the status of authorized but unissued shares of preferred stock and will no longer be designated as Series A Convertible Preferred Stock.

As long as any shares of Series A Convertible Preferred Stock are outstanding, the Company cannot alter or adversely change the powers, preference or rights given to the Series A Convertible Preferred Stock holders, without the affirmative vote of those holders.

On January 16, 2008, the Company entered into a consulting agreement with Public Equity Group Inc. Pursuant to the agreement, Public Equity Group will provide the Company with business consulting and investor relation services and other related services. The agreement has a term of one year, unless terminated earlier with 60-days prior written notice. As consideration for entering in the agreement and compensation for Public Equity Group’s services under the agreement, the Company issued 200,000 shares of its common stock to Public Equity Group Inc.

On February, 12, 2008, the Company’s common stock commenced trading on the American Stock Exchange.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

16.	Common stock and convertible preferred stock (Continued)

On February 15, 2008, the Company issued 963,700 shares of common stock upon the closing of an initial public offering. The Company’s sale of common stock, which was sold indirectly by the Company to the public at a price of $3.50 per share, resulted in net proceeds of $2,669,987. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs.

17.	Pension plans

The Group participates in a defined contribution pension scheme under the Mandatory Provident Fund Schemes Ordinance “MPF Scheme” for all its eligible employees in Hong Kong.

The MPF Scheme is available to all employees aged 18 to 64 with at least 60 days of service in the employment in Hong Kong. Contributions are made by the Group’s subsidiary operating in Hong Kong at 5% of the participants’ relevant income with a ceiling of HK$20,000. The participants are entitled to 100% of the Group’s contributions together with accrued returns irrespective of their length of service with the Group, but the benefits are required by law to be preserved until the retirement age of 65. The only obligation of the Group with respect to MPF Scheme is to make the required contributions under the plan.

The assets of the schemes are controlled by trustees and held separately from those of the Group. Total pension cost during the six months ended June 30, 2008 and 2007 were $9,850 and $7,623, respectively.

18.	Commitments and contingencies

Operating leases commitments

The Group leases office premises under various non-cancelable operating lease agreements that expire at various dates through years 2008, with an option to renew the lease. All leases are on a fixed repayment basis. None of the leases includes contingent rentals. Minimum future commitments under these agreements payable as of June 30, 2008 are as follows:

$

2008	31,803

Rental expenses for the six months ended June 30, 2008 and 2007 were $44,312 and $50,302, respectively.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

19.	Segment Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

For management purposes, the Group is currently organized into two major principal activities – trading of watch movements (components) and trading of completed watches. These principal activities are the basis on which the Group reports its primary segment information.

For the six months ended June 30, 2008

	Watch movements	Completed watches	Unallocated	Total
	$	$	$	$

Sales	63,855,678	11,092,466	-	74,948,144
Cost of sales	(56,446,692)	(7,554,297)	-	(64,000,989)

Gross profit	7,408,986	3,538,169	-	10,947,155

Operations expenses	(1,014,858)	(564,388)	(1,346,052)	(2,925,298)
Other operating income	31,550	20,007	-	51,557
Income from operations	6,425,678	2,993,788	(1,346,052)	8,073,414

Non-operating income	110,748	-	-	110,748
Interest expenses	(565,074)	-	(459,764)	(1,024,838)
Income before income taxes	5,971,352	2,993,788	(1,805,816)	7,159,324

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

19.	Segment Information (Continued)

For the three months ended June 30, 2008

	Watch movements	Completed watches	Unallocated	Total
	$	$	$	$

Sales	32,527,223	5,595,673	-	38,122,896
Cost of sales	(29,117,929)	(3,736,762)	-	(32,854,691)

Gross profit	3,409,294	1,858,911	-	5,268,205

Operations expenses	(499,980)	(277,834)	(256,720)	(1,034,534)
Other operating income	15,769	10,125	-	25,894
Income from operations	2,925,083	1,591,202	(256,720)	4,259,565

Non-operating income	63,896	-	-	63,896
Interest expenses	(245,609)	-	(177,595)	(423,204)
Income before income taxes	2,743,370	1,591,202	(434,315)	3,900,257

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

19.	Segment Information (Continued)

For the six months ended June 30, 2007

	Watch movements	Completed watches	Unallocated	Total
	$	$	$	$

Sales	38,234,542	3,753,037	-	41,987,579
Cost of sales	(34,409,026)	(2,009,843)	-	(36,418,869)

Gross profit	3,825,516	1,743,194	-	5,568,710

Operations expenses	(541,642)	(275,555)	(1,916,930)	(2,734,127)
Fee and cost related to reverse merger	-	-	(736,197)	(736,197)
Other operation income	31,491	65,287	-	96,778
Income from operations	3,315,365	1,532,926	(2,653,127)	2,195,164

Fees and costs related to reverse merger
Non-operating income	78,381	-	-	78,381
Interest expenses	(514,419)	-	-	(514,419)
Income before income taxes	2,879,327	1,532,926	(2,653,127)	1,759,126

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

19.	Segment Information (Continued)

For the three months ended June 30, 2007

	Watch movements	Completed watches	Unallocated	Total
	$	$	$	$

Sales	19,010,476	1,858,961	-	20,869,437
Cost of sales	(17,486,901)	(1,032,990)	-	(18,519,891)

Gross profit	1,523,575	825,971	-	2,349,546

Operations expenses	(270,626)	(163,358)	(188,306)	(622,290)
Fee and cost related to reverse merger	-	-	-	-
Other operation income	15,710	32,571	-	48,281
Income from operations	1,268,659	695,184	(188,306)	1,775,537

Fees and costs related to reverse merger
Non-operating income	48,452	-	-	48,452
Interest expenses	(274,990)	-	-	(274,990)
Income before income taxes	1,042,121	695,184	(188,306)	1,548,999

Total assets

	Watch movements	Completed watches	Unallocated	Total
	$	$	$	$

At June 30, 2008	52,479,099	11,513,527	13,505	64,006,131
At December 31, 2007	45,349,351	6,101,962	-	51,451,313

The Group’s operations are primarily in Hong Kong and China and the Group’s sales, gross profit and total assets attributable to other geographical areas are less than 10% of the Group’s corresponding consolidated totals for the six months ended June 30, 2008 and 2007 consequently, no segment information by geographical areas is presented.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this quarterly report. This report contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this quarterly report are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

We are a distributor of watch movements components used in the manufacture and assembly of watches to a wide variety of timepiece manufacturers. There are two categories of watch movements, quartz and mechanical. The main parts of an analog quartz watch movement are the battery; the oscillator, a piece of quartz that vibrates in response to the electric current; the integrated circuit, which divides the oscillations into seconds; the stepping motor, which drives the gear train; and the gear train itself, which makes the watch’s hands move. A digital watch movement has the same timing components as an analog quartz movement but has no stepping motor or gear train. To a lesser extent we also distribute complete analog-quartz and automatic watches with pricing between $20.00 to $70.00. Manufacturing for these watches is currently outsourced to third party factories in China.

Our core customer base consists primarily of large wholesalers, online retailers and small and medium-sized watch manufacturers that produce watches primarily for sale to customers in Hong Kong and China. To a lesser extent, we design watches for manufacturers and exporters of watches and manufacture and distribute completed watches primarily to online retailers and internet marketers.

We are mainly engaged in watch movement distribution business in Hong Kong and China which accounted for approximately 89% of our revenue for the year ended December 31, 2007. We have distribution centers and strategically located sales offices throughout Hong Kong and the People’s Republic of China (“China” or “PRC”). We distribute more than 350 products from over 30 vendors, including such market leaders as Citizen Group, Seiko Corporation and Ronda AG, to a base of over 350 customers primarily through our direct sales force. As a part and included in our sale of watch movements, we provide a variety of value-added services, including automated inventory management services, integration, design and development, management, and support services.

Corporate Structure

We were incorporated in the State of Delaware on January 3, 2006. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On January 23, 2007, we closed a share exchange transaction (“Share Exchange”) pursuant to which we (i) issued 19,454,420 shares of our common stock to acquire 100% equity ownership of Times Manufacture & E-Commerce Corporation Limited, a British Virgin Islands corporation (“Times Manufacture”), which has eight wholly-owned subsidiaries, (ii) assumed the operations of Times Manufacture and its subsidiaries, and (iii) changed our name from SRKP 9, Inc. to Asia Time Corporation. Times Manufacture also paid an aggregate of $350,000 to the stockholders of SRKP 9, Inc. Times Manufacture was founded in January 2002 and is based in Hong Kong.

In 2005, we re-aligned the structure and business functions of our subsidiaries to clearly define the scopes our business objectives in order to strengthen our ability to effectively conduct our business operations. Billion Win International Enterprise Limited, or Billion Win, is our central sourcing component. Billion Win, which is held indirectly through Times Manufacture, procures and imports watch movements and distributes them to suppliers, volume users in China, and two of our subsidiaries, Goldcome Industrial Limited, or Goldcome, and Citibond Industrial Limited, or Citibond. Goldcome mainly focuses it distributions to wholesalers and large manufacturers and Citibond focuses on distributions to small to medium size manufacturers. Megamooch International Limited is a complete watch distributor and exporter targeting overseas buyers. Another two subsidiaries, TME Enterprise Ltd. and Citibond Design Ltd., are responsible for complete watch design for manufacturers and exporters and handles large volume watch movement transactions between buyers and sellers solely on a commission basis. Megamooch Online Ltd. operations are focused on complete watch marketing and distribution, with manufacturing being outsourced, and it concentrates on overseas markets.

Watch Movement Segment

Presently, Hong Kong does not generally have watch movement manufacturing. Watch movements are largely imported from Japan and Switzerland. The revenue for the watch movement segment of our business for the six months ended June 30, 2008 was $63.9 million, with a gross profit of $7.4 million, a 67.0% and 93.7% increase, respectively, as compared to $38.2 million in revenue and $3.8 million in gross profit for the six months ended June 30, 2007. The gross profit margin increased to 11.6% for the six months ended June 30, 2008 from 10.0% for the same period in 2007, primarily due to more diversified products being promoted to customers and higher selling prices as a result of extended credit terms to our customers, plus the introduction of mechanical movements to the market which generally have higher profit margins. We provide a wide product spectrum of products ranging from mechanical movements to carrying major brands as well as middle-low end China quartz movements. We believe carrying a wide product spectrum enables us to provide a convenient one-stop provider for our customers, which may result in higher sales per customer. We began to target small to medium manufacturers in mid-2005 and our customer base has expanded to more than 350 watch manufacturers. In addition, we have extended our credit period from an average of 30 days to 50 days to major customers that have maintained a history of timely settlement of receivables. We believe that this extension lead to an increase of purchase orders from those customers. We review the credit status of each customer and periodically adjust the credit period to specific customers in an attempt to maximize business with each customer without suffering significant credit risk.

Complete Watch Segment

Revenue of our complete watch segment was $11.1 million for the six months ended June 30, 2008, a 195.6% increase compared to the same period in 2007 in which revenue was $3.8 million. This segment contributed approximately 14.8% of our revenue for the six months ended June 30, 2008, as compared to 8.9% of revenue for the same period in 2007. The increase was primarily contributed to an increase in sales of high-end mechanical watches. Our main market positioning in China is on the middle-class adult, daily, sporty and classy design.

Results of Operations

The following table sets forth certain items in our statement of operations as a percentage of net sales for the periods shown:

	Three months ended		Six months ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	86.2%	88.7%	85.4%	86.7%
Gross profit	13.8%	11.3%	14.6%	13.3%
Other operating income	0.1%	0.2%	0.1%	0.2%
Depreciation	0.8%	0.3%	0.8%	0.3%
Administrative expenses	1.9%	2.7%	3.1%	6.2%
Income from operations	11.2%	8.5%	10.8%	7.0%
Professional expenses related to Restructuring and Share Exchange	-%	-%	-%	1.8%
Other income	0.2%	0.2%	0.1%	0.2%
Interest expenses	1.1%	1.3%	1.4%	1.2%
Profit before tax	10.3%	7.4%	9.5%	4.2%
Taxation	1.7%	1.5%	2.0%	1.7%
Net income	8.6%	5.9%	7.5%	2.5%

Comparison of the three months ended June 30, 2008 with the three months ended June 30, 2007

Net sales for the three months ended June 30, 2008 was $38.1 million as compared to $20.9 million for the comparable period in 2007, an increase of $17.3 million, or 82.7%. This increase was primarily due to an increase in the sales of both completed watches and watch movements. Net sales of movements was $32.5 million for the three months ended June 30, 2008, accounting for approximately 85.3% of our total sales for the period, an increase of 71.1% as compared to $19.0 million for the comparable period in 2007. The increase was primarily attributable to an increase in volume of movements from 25.3 million pieces to 27.6 million pieces in the comparable three-month period in 2007 and 2008, respectively, and an increase in sales of middle to high-end movements. Sales of completed watches for the three months ended June 30, 2008, was $5.6 million as compared to $1.9 million for the comparable period in 2007, an increase of 201.0%. The increase was due to a significant increase in sales of high-end mechanical watches partially offset by a decrease in low-end items. The total volume decreased from 0.22 million pieces to 85,500 pieces, or 61.6%, in the comparable periods in 2007 and 2008, respectively. The increase in sales of high-end mechanical watches and decrease in low-end items was a result of our strategic focus of our business on the high-end items which have a higher growth potential. Management believes the profit margin of mechanical watches is on the rise while the profit margin of quartz watches will further decline in 2008 and 2009. The profit margin of mechanical and quartz watches was approximately 40% and 20%, respectively, for the three months ended June 30, 2008.

Cost of sales for the three months ended June 30, 2008 was $32.9 million, or 86.2% of net sales, as compared to $18.5 million, or 88.7% of net sales, for the same period in 2007. The decrease in cost of sales as a percentage of net sales was largely attributable to the introduction of our mechanical movements and watches to the market, which generally carry higher margins. In addition, the decrease is due to our improved economies of scale and price reductions that we received in the form of additional watch movements from the manufacturers.

Gross profit for the three months ended June 30, 2008 was $5.3 million, or 13.8% of net sales, compared to $2.4 million, or 11.3% of net sales for the same period in 2007. The increase in our gross profit was primarily attributable to an increase in sales of high-end products as a result of business re-alignment and improved economies of scale. The gross profit margin of watch movements increased from 8.0% for the three months ended June 30, 2007 to 10.5% for the same period in 2008. Gross profit margins are usually a factor of product mix and demand for product. The gross profit margin for completed watches for the three months ended June 30, 2008 was 33.2% as compared to 44.4% for the comparable period in 2007. The decrease in gross profit margin for completed watches was a result of management’s strategy to offer price discounts on our products in exchange for a decreased warranty period on the products, as opposed to 2007 in which we offered a long-term warranty. Management believes that this new pricing strategy on completed watches in 2008 will reduce our exposure to the risk of return goods.

Other income from operations was approximately $26,000 or 0.1% of net sales, for the three months ended June 30, 2008, as compared to approximately $48,000, or 0.2% of net sales, for the three months ended June 30, 2007. The decrease was due to a decrease in income received from the license fees of intangible assets as we had disposed of some websites in 2007.

Administrative and other operating expenses were approximately $727,000, or 1.9% of net sales, for the three months ended June 30, 2008, as compared to approximately $558,000, or 2.7% of net sales, for the comparable period in 2007. The increase was primarily due to increased professional fees related to company restructuring and reporting requirements as a public company, together with additional employees and upgraded staff benefits. Management considers the expenses as a percentage of net sales to be a key performance indicator in managing our business.

Other income from non-operating activities was approximately $64,000, or 0.2% of net sales, for the three months ended June 30, 2008, as compared to approximately $48,000, or 0.2% of net sales, for the three months ended June 30, 2007. The increase was primarily due to an increase in bank interest income, which was approximately $58,000 for the three months ended June 30, 2008, as compared to approximately $48,000 for the same period in 2007.

Interest expenses for the three months ended June 30, 2008 was approximately $423,000, or 1.1% of net sales, as compared to approximately $275,000, or 1.3% of net sales, in 2007. The increase was primarily due to the interest and amortization on bonds of approximately $178,000 in three months ended June 30, 2008.

Income taxes for the three months ended June 30, 2008 were approximately $669,000, or 1.8% of net sales, as compared to approximately $314,000, or 1.5% of net sales for the three months ended June 30, 2007. The increase in income taxes was primarily due to an increase in the operating profit. The taxation rate decreased from 17.5% for the period ended June 30, 2007 to 16.5% for the same period in 2008.

Net income for the three months ended June 30, 2008 was $3.2 million, or 8.5% of net sales, an increase of 161.7% over the comparable period in 2007 of $1.2 million, or 5.9% of net sales.

Comparison of the six months ended June 30, 2008 with the six months ended June 30, 2007

Net sales for the six months ended June 30, 2008 was $75.0 million as compared to $42.0 million for the comparable period in 2007, an increase of $33.0 million, or 78.5%. This increase was primarily due to an increase in the sales of both completed watches and watch movements. Net sales of movements was $63.9 million for the six months ended June 30, 2008, accounting for approximately 85.2% of our total sales for the period, an increase of 67.0% as compared to $38.2 million for the comparable period in 2007. The increase was primarily attributable to an increase in volume of movements from 46.6 million pieces to 54.9 million pieces in the comparable six-month period in 2007 and 2008, respectively, and an increase in sales of middle to high-end movements. Sales of completed watches for the six months ended June 30, 2008, was $11.1 million as compared to $3.8 million for the comparable period in 2007, an increase of 195.6%. The increase was due to a significant increase in sales of high-end mechanical watches partially offset by a decrease in low-end items. The total volume decreased from 0.43 million pieces to 0.18 million pieces, or 58.0%, in the comparable periods in 2007 and 2008, respectively. The increase in sales of high-end mechanical watches and decrease in low-end items was a result of our strategic focus of our business on the high-end items which have a higher growth potential. Management believes the profit margin of mechanical watches is on the rise while the profit margin of quartz watches will further decline in 2008 and 2009. The profit margin of mechanical and quartz watches was approximately 40% and 20%, respectively, for the six months ended June 30, 2008.

Cost of sales for the six months ended June 30, 2008 was $64.0 million, or 85.4% of net sales, as compared to $36.4 million, or 86.7% of net sales, for the same period in 2007. The decrease in cost of sales as a percentage of net sales was largely attributable to the introduction of our mechanical movements and watches to the market, which generally carry higher margins. In addition, the decrease is due to our improved economies of scale and price reductions that we received in the form of additional watch movements from the manufacturers.

Gross profit for the six months ended June 30, 2008 was $11.0 million, or 14.6% of net sales, compared to $5.6 million, or 13.3% of net sales for the same period in 2007. The increase in our gross profit margin was primarily attributable to the increase in sales of higher-margin products as a result of diversification of products, plus a decrease in costs in the six months ended June 30, 2008 due to improved economies of scale. Gross profit margins are usually a factor of product mix and demand for product. The gross profit of watch movements as a percentage of net sales had increased from 10.0% for the period ended June 30, 2007 to 11.6% of net sales for the same period in 2008. The increase in gross profit margin was primarily due to an increase in sales of higher-margin items. There was a decrease of gross profit margin for completed watches for the six months ended June 30, 2008, which was 31.9% of net sales as compared to 46.4% of net sales for the comparable period in 2007. The decrease in profit margin was due to the decrease in profit margin of low-end items as we were making clearance sales to move away from our low-end watches to focus our sales efforts on high-end items in accordance to our long-term strategy. Another reason of the decrease was the change in management’s strategy to offer price discounts in exchange for a decreased warranty period on the products, as opposed to 2007 in which we offered a long-term warranty. Management believes that this new pricing strategy on completed watches in 2008 will reduce our exposure to the risk of return goods.

Other income from operations was approximately $52,000 or 0.1% of net sales for the six months ended June 30, 2008, as compared to approximately $97,000 or 0.2% of net sales for the six months ended June 30, 2007. The decrease was due to a decrease in income received from the license fees of intangible assets as we had disposed of some websites in 2007.

Administrative and other operating expenses were $2.3 million, or 3.1% of net sales for the six months ended June 30, 2008, as compared to $2.6 million, or 6.2% of net sales for the comparable period in 2007. The decrease in administrative and other operating expenses in amount and as a percentage of net sales was primarily due to a one-time recognition of approximately $1.7 million of stock-based compensation during the six months ended June 30, 2007 related to the Escrow Shares provided by our CEO, Kwong Kai Shun, pursuant to the Private Placement agreement entered into with our investors, and there is no such expense in the same period in 2008, partially offset by (i) a recognition of stock-based business consulting fee during the six month ended 2008 of approximately $700,000 valued at $3.50, the offering price in our public offering, and (ii) an increase in professional fees related to reporting requirements as a public company in 2008. Management considers these expenses as a percentage of net sales to be a key performance indicator in managing our business.

Other income from non-operating activities was approximately $111,000, or 0.1% of net sales, for the six months ended June 30, 2008, as compared to approximately $78,000, or 0.2% of net sales, for the six months ended June 30, 2007. The increase was primarily due to an increase in bank interest income, which was approximately $111,000 for the six months ended June 30, 2008, as compared to approximately $77,000 for the same period in 2007.

Interest expense for the six months ended June 30, 2008 was $1.0 million, or 1.4% of net sales, as compared to approximately $514,000, or 1.2% of net sales in the same period in 2007. The increase was primarily due to the interest and amortization on bonds of $460,000 in six months ended June 30, 2008.

Income taxes for the six months ended June 30, 2008 were $1.5 million, or 2.0% of net sales, as compared to approximately $717,000, or 1.7% of net sales for the six months ended June 30, 2007. The increase in income taxes was primarily due to an increase in the operating profit. The taxation rate decreased from 17.5% for the period ended June 30, 2007 to 16.5% for the same period in 2008.

Net income for the six months ended June 30, 2008 was $5.7 million, 7.6% of net sales, as compared to 1.0 million, or 2.5% of net sales for the comparable period in 2007.

Off-Balance Sheet Arrangements

Other than the Escrow Agreement and Escrow Shares, as described in the notes to the financial statements, we do not have any off-balance sheet debt, nor do we have any transactions, arrangements or relationships with any special purpose entities.

Contractual Obligations

Other than those commitments and obligations being entered into in the normal course of business, we do not have any additional, material capital commitments and obligations due to other parties.

Inflation and Seasonality

Inflation and seasonality have not had a significant impact on our operations during the last two fiscal years.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues, expenses and allocated charges during the reporting period. Actual results could differ from those estimates.

We describe our significant accounting policies in Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K as of and for the year ended December 31, 2007. We discuss our critical accounting policies and estimates in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K as of and for the year ended December 31, 2007. Other than as indicated in this quarterly report, there have been no material revisions to the critical accounting policies as filed in our Annual Report on Form 10-K as of and for the year ended December 31, 2007 with the SEC on March 31, 2008.

Stock-based compensation

Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123R requires that we measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards, with the cost to be recognized as compensation expense in our financial statements over the vesting period of the awards. Accordingly, we recognize compensation cost for equity-based compensation for all new or modified grants issued after December 31, 2005. We account for stock option and warrant grants issued and vesting to non-employees in accordance with EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, and EITF 00-18, “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees”, whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached or (b) at the date at which the necessary performance to earn the equity instruments is complete.

During the six months ended June 30, 2007, we recorded approximately $1,652,205 as a charge to operations to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Agreement. During the six months ended June 30, 2008, we did not record any charge to operations to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Agreement.

New Accounting Pronouncements

In February 2008, FASB issued FASB Staff Position (“FSP”) FAS 157-1 “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements. That address Fair Value Measurement for Purposes of Lease Classification or Measurement under Statement 13,” and FSP FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP FAS 157-1 amends the scope of SFAS No. 157 and other accounting standards that address fair value measurements for purpose of lease classification or measurement under Statement 13. The FSP is effective on initial adoption of Statement 157, FSP FAS 157-2 defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, exception those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company does not expect the adoption of FSP FAS 157-1 and FSP FAS 157-2 will have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment to ARB No. 51”. SFAS No. 141(R) and SFAS No. 160 require most identifiable assets, liabilities, noncontrolling interests and goodwill acquired in business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. SFAS No. 141(R) will be applied to business combinations occurring after the effective date. SFAS No. 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date. The Company is currently evaluating the impact of adopting SFAS No. 160 on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which requires enhanced disclosures about an entity’s derivative and hedging activities. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company does not expect the adoption of SFAS 161 will have a material impact on its results of operations and financial position.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in accordance with generally accepted accounting principles (“GAAP”). With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company does not expect the adoption of SFAS 162 will have a material impact on its results of operations and financial position.

Liquidity and Capital Resources

To provide liquidity and flexibility in funding our operations, we borrow amounts under bank facilities and other external sources of financing. As of June 30, 2008 we had general banking facilities amounted to approximately $22.3 million for overdraft, letter of credit, trust receipt, invoice financing and export loans granted by seven banks. The amount increased by $6.7 million compared to $15.6 million as at June 30, 2007. Interest on the facilities ranged from minus 2.00% to 0.75% over the Bank’s Best Lending Rate of Hong Kong (Prime Rate) or Hong Kong Inter Bank Offered Rate (HIBOR). These banking facilities were secured by the leasehold properties, time deposits and held-to maturity investments of the group and personal guarantees executed by our Chairman of the Board.

On February 15, 2008, we completed an initial public offering consisting of 963,700 shares of our common stock. Our sale of common stock, which was sold indirectly by us to the public at a price of $3.50 per share, resulted in net proceeds of approximately $2.7 million. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs. Upon the closing of the initial public offering, we sold to the underwriter warrants to purchase up to 83,800 shares of our common stock. The warrants are exercisable at a per share price of $4.20 and will expire if unexercised after five years from the date of issuance.

On November 13, 2007, we completed a financing transaction pursuant to which we issued $8,000,000 Variable Rate Convertible Bonds that will be due in 2012. The Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to the Subscriber of the Bonds. The Bonds bear cash interest at the rate of 6% per annum for the first year after November 13, 2007 and 3% per annum thereafter, of the principal amount of the Bonds. Each Bond is convertible at the option of the holder at any time on and after a date that is 365 days after February 12, 2008, which is the date that our shares of common stock commence trading on the AMEX, at an initial conversion price of $3.50. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. If for the period of 20 consecutive trading days immediately prior to November 13, 2009 or September 29, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In connection with the issuance of the Bonds, we also issued to the Subscriber warrants to purchase 600,000 shares of our common stock. The warrants were subscribed at a price of $0.0001 per warrant, are exercisable at $0.0001 per share, and terminate on November 13, 2010.

On January 23, 2007, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 1,749,028 shares of Series A Convertible Preferred Stock at $1.29 per share. On February 9, 2007, we conducted a second and final closing of the private placement pursuant to which we sold 501,320 shares of Series A Convertible Preferred Stock at $1.29 per share. Accordingly, a total of 2,250,348 shares of Series A Convertible Preferred Stock were sold in the private placement for an aggregate gross proceeds of $2,902,946 (the “Private Placement”). After commissions and expenses, we received net proceeds of approximately $2.3 million in the Private Placement.

For the six months ended June 30, 2008, net cash used in operating activities was approximately $5.6 million, as compared to net cash used in operating activities of $3.9 million for the comparable period in 2007. The increase in net cash used in operating activities was primarily attributable to (i) an increase in prepaid expenses and other receivables of $2.9 million for the six months ended June 30, 2008 as compared to $3.9 million in the same period in 2007, (ii) an increase in inventories of $3.0 million for the six months ended June 30, 2008 as compared to the same period in 2007, (iii) a decrease in accounts payable of $1.4 million for the six months ended June 30, 2008 as compared to the same period in 2007, partially offset by an increase in net income of $4.6 million for the six months ended June 30, 2008 as compared to $1.0 million in the same period in 2007 and a decrease in stock-based compensation of approximately $952,000 for the six months ended June 30, 2008 as compared to $1.7 million in the same period in 2007. The increase in prepaid expenses and other receivables was attributable to a deposit paid in relation to two potential acquisitions, which is fully refundable if the acquisition transactions do not close. The increase in inventories was attributable to our production of mechanical movements and mechanical watches, which require a longer inventory period. The decrease in accounts payable was primarily due to the increased purchases of mechanical watches, which have shorter payment terms. Stock-based compensation decrease since we recorded approximately $1.7 million as a charge to operations to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Agreement during the six month ended June 30, 2007. There was no such compensation in 2008.

Net cash used in investing activities was $3.7 million for the six months ended June 30, 2008, compared to $3,504 in the comparable period in 2007. The increase in net cash used was primarily due to an increase in expenditures for acquiring moldings and equipments of $3.7 million for the six months ended June 30, 2008 as compared to $3,824 in the comparable period in 2007.

Net cash provided by financing activities was $4.9 million for the six months ended June 30, 2008 and $3.7 million for the comparable period in 2007. The increase in net cash provided by financing activities for the six months ended June 30, 2008 was primarily attributable to the proceeds of approximately $2.7 million from our issuance of common stocks in the public offering in February 2008, and net proceeds from short-term bank loans of $1.8 million.

For the six months ended June 30, 2008 and the same period in 2007, our average inventory turnover were 36 days and 26 days, respectively. The increase in inventory turnover period in 2008 was due to a higher level of stock associated with higher sales. The average days outstanding of our accounts receivable for the six months ended June 30, 2008 was 43 days, as compared to 49 days for the same period in 2007. The decrease in the average days outstanding of our accounts receivable was due to quicker payments from our customers as a result of our tightened credit policy.

In an attempt to reduce our reliance on third-party watch movement manufacturers, we have plans to manufacture our own brands of quartz movements and mechanical movements in-house. To manufacture our own brands of quartz and mechanical movements in-house, we would need to acquire watch movement facilities in China and invest in new equipment and research and development. We expect that up to $5.5 million will be required to obtain the equipment and facilities to manufacture branded proprietary watch movements. During the three months ended June 30, 2008, we identified two potential acquisition targets. One of the targets is a full-range manufacturer of plastic and metal watch parts and the other is a supplier of analog watches. If we are to acquire the former, we believe it will contribute to our strategy of producing low-end quartz movements in-house. If we are to acquire the latter, we believe it will result in an increased production of mechanical watches. There is currently no definitive agreement in place for either potential target and there is no assurance that we will be able to complete such acquisitions.

We may need to raise further capital for our future growth and operations from future equity sales or through debt financings. Failure to obtain funding when needed may force us to delay, reduce, or eliminate our plans to manufacture our own watch movement parts. We may not be able to obtain additional financial resources when necessary or on terms favorable to us, if at all, and any available additional financing may not be adequate. Moreover, new equity securities issued in financings may have greater rights, preferences or privileges than our existing common stock. To the extent stock is issued or options and warrants are exercised, holders of our common stock will experience further dilution.

Based on our current plans, we believe that cash on hand, cash flow from operations and funds available under our bank facilities will be sufficient to fund our capital needs for the next 12 months. However, our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Credit Risk. We are exposed to credit risk from our cash at bank, fixed deposits and contract receivables. The credit risk on cash at bank and fixed deposits is limited because the counterparts are recognized financial institutions. Contract receivables are subject to credit evaluations. As we are getting more new customers and offering credit terms, financial efficiency, we believe that cash flow and controlling bad debt and late payment become more and more important. We carry out thorough research through public filing records available on our new customers, coupled with the employment of business intelligence information provider, before extending any credit to new customers. Different levels of credit periods and credit limits are granted to different customers according to their size, financial position, business position and payment history, among other factors, in order to offer the right credit terms to our customers to enhance competitiveness yet manage the risk. We have not recorded bad debt since inception.

Foreign Currency Risk. The functional currency of our company is the Hong Kong Dollar (HKD). In the future, we expect Renminbi (RMB) also to be a functional currency. Substantially all of our operations are conducted in the PRC. Our sales and purchases are conducted within the PRC in HKD and in the future will include RMB. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. Dollar. Exchange rate fluctuations may adversely affect the value, in U.S. Dollar terms, of our net assets and income derived from its operations in the PRC. In addition, the RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.

Country Risk. The substantial portion of our business, assets and operations are located and conducted in Hong Kong and China. While these economies have experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of Hong Kong and China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

ITEM 4.  CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including our principal executive and financial officers, as appropriate to allow timely decisions regarding required disclosure.

As of the end of the period covered by this report, we conducted an evaluation, under the supervision and with the participation of our Chief Executive Officer (CEO) and our Chief Financial Officer (CFO), of our disclosure controls and procedures as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act. Based upon this evaluation, our CEO and CFO concluded that the Company’s disclosure controls and procedures had significant deficiencies that caused our controls and procedures to be ineffective. These deficiencies consisted of inadequate staffing and supervision that could lead to the untimely identification and resolution of accounting and disclosure matters and failure to perform timely and effective reviews. In addition, there are deficiencies in the recording and classification of accounting transactions and a lack of personnel with expertise in US generally accepted accounting principles and US Securities and Exchange Commission rules and regulations.

We are in the process of improving our controls and procedures in an effort to remediate these deficiencies through improving supervision, education, and training of our accounting staff. We have hired two third-party financial consultants to review and analyze our financial statements and assist us improve our reporting of financial information. Our management and Board of Directors, with assistance from outside financial consultants, conducted a review and analysis of our accounting treatment for (i) our inventory by adjusting watch movement costing for the effects of vendor incentives from an as received basis to an accrual basis, (ii) the share exchange transaction that we conducted in January 2007, (iii) stock-based compensation related to an escrow agreement that our CEO and CFO entered into with investors in our January 2007 private placement. Based on the review, we concluded that we misapplied accounting principles generally accepted in the United States of America and we restated our financial statements for the periods over the past two years.

Management decided to seek additional qualified in house accounting personnel and third-party accounting personnel to ensure that management will have adequate resources in order to attain complete reporting of financial information disclosures in a timely matter. In April 2008, we hired our CFO, David Lin, who has more than 17 years of financial expertise, including experience with companies listed on the U.S. and Hong Kong stock exchanges, to assume the job responsibilities of a CFO from our CEO, who had previously assumed this duty. Together, our CEO and CFO reviewed, improved and strengthened our controls and procedures during this reporting period. We believe that the remedial steps that we have taken will address the conditions identified by our CEO and CFO in our disclosure controls and procedures. We will continue to monitor the effectiveness of these improvements. We will also engage outside consultants to assist us in assessing and improving our internal controls and procedures when necessary.

Changes in Internal Control over Financial Reporting

Based on the evaluation of our management as required by paragraph (d) of Rule 13a-15 or 15d-15 of the Exchange Act, and other than as stated above, including the appointment of a new CFO in April 2008, there were no changes in our internal control over financial reporting that occurred during the second quarter of 2008 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II-OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

We are not currently a party to any material legal proceedings.

ITEM 1A. RISK FACTORS

There have been no material changes from the risk factors disclosed in the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2007.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Not applicable.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

Not applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Not applicable.

ITEM 5. OTHER INFORMATION

Not applicable.

ITEM 6. EXHIBITS

31.1	Certification of Principal Executive Officer pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002

31.2	Certification of Principal Financial and Accounting Officer pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002

32.1	Certification of Principal Executive Officer and Principal Financial and Accounting Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

* This exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ASIA TIME CORPORATION (Registrant)

August 18, 2008	By:	/s/ Kwong Kai Shun
Kwong Kai Shun
Chief Executive Officer and Chairman of the Board